Exhibit 23.1

Consent Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1, of our report dated February 4, 2013, of American Laser Healthcare Corporation relating to the financial statements as of September 30, 2012 and December 31, 2011 and for the period from September 21, 2011 (inception) through December 31, 2011, and the nine months ended September 30, 2012, and the cumulative period of operations and cash flows contained from September 21, 2011 (inception) through September 30, 2012, and the reference to our firm under the caption “Experts” in the Registration Statement.

/S/ JPDH & Company

Irvine, California

July 1, 2013